Exhibit 99.1

                                                                           NEWS RELEASE

For more information contact:

FEI Company

Fletcher Chamberlin

Investor Relations

(503) 726-7710

FEI Company Reports Bookings and Net Sales Increase Over First Quarter of 2004

Net Income Is Up 81% Over First Quarter of 2004

HILLSBORO, Ore., April 27, 2005 — FEI Company (NASDAQ: FEIC) reported results for the first quarter of 2005 that include growth in bookings, net sales and net income compared with the first quarter of 2004, along with anticipated seasonal declines from the very strong totals in the fourth quarter of 2004.

Net sales were $121.0 million for the first quarter ended April 3, 2005, an increase of 15% over net sales of $105.1 million in the first quarter of 2004 and a decrease of 17% compared with net sales of $145.2 million for the fourth quarter of 2004.

Bookings in the first quarter totaled $124.3 million, resulting in a book-to-bill ratio of 1.03 and a backlog of $163.4 million at the end of the quarter.  Bookings increased 15% compared with the first quarter of 2004 and decreased 14% compared with the record bookings recorded in the fourth quarter of 2004.

GAAP net income for the first quarter of 2005 was $3.4 million, compared with net income of $1.9 million in the first quarter of 2004 and $8.4 million in the fourth quarter of 2004.  Fully diluted earnings per share in the latest quarter were $0.09, within the company’s guidance range for the quarter, and compared with $0.05 in the first quarter of 2004 and $0.21 in the fourth quarter of 2004.

Pro-forma earnings per share in the latest quarter were $0.11 per diluted share.  Investors should refer to the attached table for a reconciliation of GAAP earnings to pro-forma earnings.  Pro-forma earnings per share are calculated by excluding amortization of purchased intangibles and restructuring and relocation costs.

“Our first quarter showed reasonable growth compared with last year, even as it reflected the expected seasonal decline after our very strong fourth quarter,” said Vahé A. Sarkissian, chairman, president and chief executive officer of FEI.  “Nanotechnology research demand continued to be solid, with bookings from our Industry and Institute market growing 29% from last year’s first quarter.  We also saw a recovery in demand from our data storage customers, offset by a sequential decline in bookings from the semiconductor industry, where several expected bookings were delayed until later in 2005.

“We continue to invest in new product development and have recently announced key products, including our new Titan™ transmission electron microscope, which reaffirms our global leadership in ultra-high resolution microscopy.  We plan to build on this leadership as our markets demand more and more atomic-level images and information,” concluded Sarkissian.

By market, sales to Industry and Institute customers in the first quarter were up 4% from last year’s first quarter and down 27% from the fourth quarter of 2004.  Industry and Institute bookings were up 29% compared with last year’s first quarter and down 15% from the fourth quarter of 2004.  Sales to semiconductor customers in the first quarter of 2005 increased 42% compared to last year’s first quarter and declined 12% from the fourth quarter of 2004.  Semiconductor bookings were down 1% compared with a year ago and 21% compared with the fourth quarter.  Data storage sales in the first quarter were down 35% compared with the first quarter a year ago, but increased 142% compared with the fourth quarter of 2004.  Data Storage bookings were up 14% compared with the first quarter of 2004 and 91% compared with the fourth quarter of 2004.

Cash generated by operations was $29.6 million for the quarter.  Capital spending for the quarter was $4.4 million, and depreciation expense was $4.1 million.  Inventory turnover was 3.1 times in the first quarter compared with 2.6 times in last year’s first quarter and 4.0 in the fourth quarter of 2004.  Accounts receivable decreased by $24.9 million from the prior quarter, while days sales outstanding equaled 102 days, compared with 108 at the end of last year’s first quarter and 101 days at the end of the fourth quarter.  The company continued to maintain a strong balance sheet, with cash and investments of $359.7 million, convertible debt of $295.0 million (due in 2008) and shareholders’ equity of $374.6 million as of April 3, 2005.

Second Quarter 2005 Guidance

FEI currently expects net sales for the second quarter to be in the range of $114 to $120 million.  The book-to-bill ratio is expected to be greater than 1.0.  GAAP earnings per share are anticipated to be in the range of $0.05 to $0.09 per share.  For reasons why the company’s actual results may differ from guidance, please see the section titled “Safe Harbor Statement” below.

Investor Conference Call — 2:00 p.m. PDT Wednesday, April 27, 2005

Parties interested in listening to FEI’s quarterly conference call may do so by dialing 1-800-240-2430 (domestic, toll-free) or 1-303-262-2141 (international) and asking for the FEI Q1 Earnings call.  The call can also be accessed via the web by going to FEI’s Investor Relations page at http://www.feicompany.com, where the webcast will also be archived.  A telephone replay of the call will also be accessible for one month by dialing 1-800-405-2236 (US) or 1-303-590-3000 (international) and entering the access code 11027551#.

About FEI

FEI’s Tools for Nanotech™, featuring focused ion- and electron-beam technologies, deliver 3D characterization, analysis and modification capabilities with resolution down to the sub-Ångstrom level.  With R&D centers in North America and Europe and sales and service operations in more than 40 countries around the world, FEI is bringing the nanoscale within the grasp of leading researchers and manufacturers and helping to turn some of the biggest ideas of this century into reality.  More information can be found on the FEI website at: http://www.feicompany.com.

Safe Harbor Statement

This news release contains forward-looking statements that include our guidance for the second quarter of 2005 and statements about future bookings, revenue, earnings, profitability and future technology advances.  Factors that could affect these forward-looking statements include, but are not limited to, the continued growth in nanotechnology markets in general and more particularly, the strength of the scientific research, semiconductor and data storage markets; cyclical changes in the data storage and semiconductor industries; fluctuations in foreign exchange and interest rates; our continued ability to maintain deferral accounting of hedge transactions; reduced profitability due to failure to achieve or sustain margin improvement or cost reductions; lower than expected customer orders; cancellation of customer orders; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company’s products and technology to find acceptance with customers; delays in shipping new products; changes in the mix of products sold in a quarter; unfavorable business conditions and lack of growth in the general economy, both domestic and foreign; restructurings and reorganizations not presently anticipated; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; additional research and development expenses; inability to overcome technological barriers; additional selling, general and administrative expenses; additional costs related to future merger and acquisition activity; and failure of the company to achieve anticipated benefits of current or future acquisitions, including failure to achieve financial goals and integrate the acquisitions successfully.  Please also refer to our Form 10-K, Forms 10-Q and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements.  FEI assumes no duty to update forward-looking statements.

FEI Company and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended
	April 3,	April 4,
	2005	2004

NET SALES:
Products	$95,753	$84,274
Service	25,240	20,820
Total net sales	120,993	105,094

COST OF SALES:
Products	53,475	49,400
Service	18,581	13,663
Total cost of sales	72,056	63,063

Gross profit	48,937	42,031

OPERATING EXPENSES:
Research and development	16,187	13,567
Selling, general and administrative	25,313	20,114
Amortization of purchased technology	1,342	1,413
Restructuring, reorganization and relocation	—	219
Total operating expenses	42,842	35,313

OPERATING INCOME	6,095	6,718

OTHER INCOME (EXPENSE):
Interest income	1,814	1,063
Interest expense	(2,507)	(2,468)
Other expense, net	(216)	(2,412)
Total other expense, net	(909)	(3,817)

INCOME BEFORE TAXES	5,186	2,901

INCOME TAX EXPENSE	1,763	1,015

NET INCOME	$3,423	$1,886

PER SHARE DATA:
Basic earnings per share	$0.10	$0.06
Diluted earnings per share	$0.09	$0.05

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	33,456	33,186
Diluted	39,878	39,714

RECONCILIATION OF FIRST QUARTER RESULTS (1)

The following table reconciles the specific items excluded from U.S. GAAP in the calculation of Pro-forma results for the periods indicated below:

INCOME STATEMENT RECONCILIATION	Thirteen Weeks Ended
	April 3,	April 4,
	2005	2004

U.S. GAAP net income	$3,423	$1,886

Add back:
Amortization of purchased technology	1,342	1,413
Restructuring, reorganization and relocation	—	219
Tax effect	(456)	(571)

Pro-forma net income	$4,309	$2,947

DILUTED EPS RECONCILIATION	Thirteen Weeks Ended
	April 3,	April 4,
	2005	2004

U.S. GAAP diluted earnings per share	$0.09	$0.05

Add back:
Amortization of purchased technology	0.03	0.03
Restructuring, reorganization and relocation	—	0.01
Tax effect	(0.01)	(0.02)
Pro-forma diluted earnings per share	$0.11	$0.07

(1)          The press release and reconciliation table contain non-GAAP net income and earnings per share information (referred to as “Pro-forma”) that excludes the impact of amortization of intangible assets; excludes restructuring costs in 2004; and adjusts tax expense using the tax rate in effect for the quarter reported. Management of the company believes it is useful for investors to have this supplemental non-GAAP information because management evaluates the company’s operating performance using this non-GAAP information and the non-GAAP measures are key measures used by management to plan and forecast business and assess overall company performance. Further, non-GAAP net income and EPS are common performance tools used by the investor community to evaluate results. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. Also, the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.

FEI Company and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

ASSETS	April 3,	December 31,
	2005	2004

CURRENT ASSETS:
Cash and cash equivalents	$158,257	$130,682
Short-term investments in marketable securities	160,888	173,681
Receivables	135,406	160,276
Inventories	92,604	87,783
Deferred tax assets	7,395	8,365
Other current assets	22,936	29,804
Total current assets	577,486	590,591
NON-CURRENT INVESTMENTS IN MARKETABLE SECURITIES	36,614	33,850
LONG-TERM RESTRICTED CASH	3,963	4,177
PROPERTY PLANT AND EQUIPMENT, NET	71,270	71,550
PURCHASED TECHNOLOGY, NET	20,613	22,080
GOODWILL	41,476	41,486
DEFERRED TAX ASSETS	24,409	18,555
OTHER ASSETS, NET	55,912	59,505
TOTAL	$831,743	$841,794
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$41,266	$36,618
Current accounts with Philips	4,766	4,240
Accrued payroll liabilities	13,762	15,070
Accrued warranty reserves	9,784	10,052
Deferred revenue	44,809	43,349
Income taxes payable	5,390	7,962
Accrued restructuring, reorganization and relocation	706	1,020
Other current liabilities	30,875	37,128
Total current liabilities	151,358	155,439
CONVERTIBLE DEBT	295,000	295,000
DEFERRED TAX LIABILITIES	5,638	6,412
OTHER LIABILITIES	5,195	5,373
SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—
Common stock - 70,000 shares authorized; 33,493 and 33,413 shares issued and outstanding at April 3, 2005 and December 31, 2004	317,777	315,632
Accumulated earnings	25,500	22,077
Accumulated other comprehensive income	31,275	41,861
Total shareholders’ equity	374,552	379,570
TOTAL	831,743	841,794

FEI COMPANY
Supplemental Data
($ In Millions Except Per Share Amounts)
(Unaudited)

	Q1 Ended	Q4 Ended	Q1 Ended
	4/3/2005	12/31/2004	4/4/2004
Income Statement Highlights
Consolidated sales	$121.0	$145.2	$105.1
Gross margin	40.4%	40.3%	40.0%
R & D spending	$16.2	$15.6	$13.6
R & D (% of sales)	13.4%	10.7%	13.0%
SG&A	$25.3	$27.8	$20.1
SG&A (% of sales)	20.9%	19.2%	19.0%
Net income - GAAP	$3.4	$8.4	$1.9
Diluted earnings per share - GAAP	$0.09	$0.21	$0.06
Sales by Business Segment
MicroElectronics	$57.7	$63.3	$42.4
Electron Optics	$36.1	$54.1	$39.3
Service	$25.2	$25.5	$20.5
Components	$2.0	$2.3	$3.0
Sales by Market Sector
Semiconductor	$60.4	$69.0	$42.5
Data Storage	$7.5	$3.1	$11.6
I & I	$53.1	$73.1	$51.0
Sales by Geography
North America	$33.7	$44.5	$40.3
Europe	$45.2	$49.5	$36.4
Asia Pacific	$42.1	$51.2	$28.4
Bookings
Total	$124.3	$143.8	$108.4
Book to bill ratio	1.03	0.99	1.03
Backlog - total	$163.3	$160.0	$125.0
Backlog - Service	$39.6	$31.0	$33.7
Bookings by Business Segment
MicroElectronics	$40.1	$51.0	$46.3
Electron Optics	$48.4	$62.6	$32.6
Service	$33.9	$28.4	$26.7
Components	$1.9	$1.8	$2.8
Bookings by Market Sector
Semiconductor	$48.2	$60.7	$48.7
Data Storage	$9.6	$5.0	$8.4
I & I	$66.4	$78.1	$51.4
Balance Sheet Highlights
Cash, equivalents, investments, restricted cash	$359.7	$342.4	$302.9
Operating cash (used) generated	$29.6	$13.0	($15.5)
Accounts receivable	$135.4	$160.3	$124.1
Days sales outstanding (DSO)	102	101	108
Inventory turnover	3.1	4.0	2.6
Inventories	$92.6	$87.8	$98.0
Property, plant and equipment	$71.3	$71.6	$69.4
Fixed asset investment (during quarter)	$4.4	$4.3	$5.4
Depreciation expense	$4.1	$4.1	$3.7
Current liabilities	$151.4	$155.4	$109.0
Working Capital	$426.1	$435.2	$429.2
Shareholders’ equity	$374.6	$379.6	$336.8
Headcount (permanent and temporary)	1,787	1,756	1,675